Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-160179 of AMC Entertainment Inc., on Form S-4 of our report dated March 5, 2009 related to the financial statements of National CineMedia, LLC as of January 1, 2009 and December 27, 2007 and for the year ended January 1, 2009, the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, and for the year ended December 28, 2006, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado

July 20, 2009